Exhibit 10.1

Non-Employee Director Compensation Summary

Annual Retainer	$10,000	[1]

Committee Meeting Fees
Audit Committee Chair [2]	$4,000
Committee Members (other than the Audit Committee Chair)	$2,000

Annual Option Grant	30,000 shares	[3]

[1]	Each non-employee director may elect to receive the annual retainer in the form of cash or Zhone common stock having a value equal to the annual retainer (based on the closing price of Zhone common stock on the Nasdaq National Market on date that the annual retainer is payable).
[2]	In order to facilitate the role of Robert Dahl as Chair of the Audit Committee and to provide Zhone with greater access to the Chair, from time to time, Zhone provides Mr. Dahl with access to 240 square feet of excess office space that would otherwise be unused. Zhone has determined the current fair market rental value of this excess office space to be approximately $2,880 per year. Mr. Dahl owns and maintains separate phone, fax, server and computer systems, and Mr. Dahl retains his own secretarial services.
[3]	The option grant to each non-employee director will have an exercise price equal to the closing price of Zhone common stock on the Nasdaq National Market on the date of grant, and the shares subject to the option will vest in 48 equal monthly installments over the course of four years.